Exhibit (e)(3)(ii)

NEUBERGER BERMAN ALTERNATIVE FUNDS

INSTITUTIONAL CLASS

DISTRIBUTION AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement is as follows:

Neuberger Long Short Fund

Date: February 28, 2026